PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR ITS
SECOND QUARTER ENDED JUNE 30, 2015

Fort Lauderdale, Florida
July 23, 2015

FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the "Company") today announced its results for its second quarter ended June 30, 2015.
For the quarter ended June 30, 2015, net income attributable to SEACOR Holdings Inc. was $0.7 million, or $0.04 per diluted share. For the six months ended June 30, 2015, net loss attributable to SEACOR Holdings Inc. was $18.9 million, or $1.06 per diluted share. Results attributable to SEACOR Holdings Inc. for the quarter ended June 30, 2015 included a loss on the extinguishment of the Company's Title XI bonds of $9.6 million, net of noncontrolling interests and tax, or $0.53 per diluted share. See "Debt Extinguishment Losses" below.
For the preceding quarter ended March 31, 2015, net loss attributable to SEACOR Holdings Inc. was $19.6 million, or $1.10 per diluted share. A comparison of results for the quarter ended June 30, 2015 with the preceding quarter ended March 31, 2015 is included in the "Highlights for the Quarter" discussion below.
For the quarter ended June 30, 2014, net income attributable to SEACOR Holdings Inc. was $21.1 million, or $0.98 per diluted share. For the six months ended June 30, 2014, net income attributable to SEACOR Holdings Inc. was $32.6 million, or $1.58 per diluted share.
Highlights for the Quarter
Offshore Marine Services - Operating income before depreciation and amortization ("OIBDA" - see definition included in the segment information tables herein) was $15.3 million on operating revenues of $96.7 million in the second quarter compared with a loss of $1.1 million on operating revenues of $93.5 million in the preceding quarter, an improvement of $9.8 million when excluding the $6.6 million impairment charge related to the suspended construction of two offshore support vessels in the preceding quarter. Operating loss after depreciation and amortization was $0.4 million in the second quarter compared with $16.5 million in the preceding quarter.
During the second quarter, the Company sold two offshore support vessels, including one vessel to a joint venture in which the Company has a 30.4% interest, and other equipment for net proceeds of $15.5 million and gains of $1.0 million, all of which were recognized currently. In addition, the Company recognized previously deferred gains of $2.5 million in the second quarter.
On a total fleet basis, the total number of days available for charter for the Company's fleet, excluding wind farm utility vessels, decreased by 49 days, or 1%. Overall utilization, including cold-stacked vessels but excluding wind farm utility vessels, decreased from 68% to 65% and overall average day rates, including cold-stacked vessels but excluding wind farm utility vessels, increased by 6% from $13,178 to $13,955 per day. This release includes a table presenting time charter operating data by vessel class.

In the U.S., operating results excluding the impact of gains (losses) on asset dispositions and impairments were $6.7 million higher in the second quarter. Time charter revenues for the anchor handling towing supply vessels were $5.2 million higher primarily due to an improvement in average day rates attributable to several charters which commenced during the second quarter. Time charter revenues for the Company’s liftboat fleet increased by $3.7 million primarily due to seasonally improved market conditions. Time charter revenues for all other vessel classes were $3.6 million lower primarily due to continued weak market conditions. On a total fleet basis, utilization including cold-stacked vessels was unchanged at 49% and average day rates including cold-stacked vessels increased from $18,097 to $21,898 per day. Operating expenses were $1.4 million lower primarily due to an increase in the number of cold-stacked vessels, partially offset by higher drydocking expenses. As of June 30, 2015, the Company had ten vessels cold-stacked in the U.S. Gulf of Mexico compared with seven vessels as of March 31, 2015.
In international regions, operating results excluding the impact of gains (losses) on asset dispositions and impairments was $0.7 million lower in the second quarter. Operating revenues were $2.0 million lower primarily due to the conclusion of several charters and overall weaker market conditions. Including cold-stacked vessels but excluding wind farm utility vessels, overall utilization was 73% compared with 78% in the preceding quarter, and overall average day rates decreased from $11,510 to $11,111 per day. Operating expenses were $0.8 million lower primarily due a reduction drydocking costs, partially offset by an increase in routine repair and maintenance expenses. The Company had two vessels cold-stacked in international regions as of June 30, 2015 and March 31, 2015.
Foreign currency gains, net of $1.9 million in the second quarter were primarily due to the weakening of the U.S. dollar versus the pound sterling and euro currencies underlying certain of the Company's intercompany notes payable and debt balances.
Inland River Services - OIBDA was $10.0 million on operating revenues of $61.2 million in the second quarter compared with $13.0 million on operating revenues of $56.6 million in the preceding quarter. Operating income after depreciation and amortization was $2.6 million in the second quarter compared with $6.1 million in the preceding quarter.
Operating income excluding the impact of gains on asset dispositions was $2.9 million lower in the second quarter. Operating results for the dry-cargo barge pools were $1.7 million lower primarily due to operating restrictions caused by high water levels and lower rates. Operating results for the 10,000 barrel liquid tank barge operations were $1.5 million lower primarily due to higher costs associated with U.S. Coast Guard inspections and related repairs.
During the second quarter, the Company recognized $3.7 million of equity losses in 50% or less owned companies primarily due to reduced activity in the Company's joint venture operating on the Parana-Paraguay River Waterway as a result of continued weakness in the iron ore and grain markets. In addition, the Company recognized interest income (not a component of segment profit) of $1.1 million during the second quarter on notes due from this joint venture.
Shipping Services - OIBDA was $12.9 million on operating revenues of $55.7 million in the second quarter compared with $8.0 million on operating revenues of $51.4 million in the preceding quarter. Operating income after depreciation and amortization was $6.3 million in the second quarter compared with $1.3 million in the preceding quarter.
Operating income was $5.0 million higher in the second quarter. Operating revenues were $4.3 million higher in the second quarter primarily due to less out-of-service time for drydocking U.S.-flag product tankers, an increase in the time charter rate for one U.S.-flag product tanker and increased harbor towing activities resulting from higher port traffic. Operating expenses were $1.0 million lower in the second quarter primarily due to lower drydocking costs for U.S.-flag product tankers and harbor tugs.
Equity in earnings from 50% or less owned companies increased by $1.2 million primarily due to improved operating results from the Company’s joint venture operating in the Puerto Rico liner trade.
Illinois Corn Processing - Segment profit was $10.5 million on operating revenues of $48.4 million in the second quarter compared with $4.1 million on operating revenues of $39.6 million in the preceding quarter. Segment profit was $6.3 million higher in the second quarter primarily due to the recognition of a $4.1 million gain from a business interruption insurance claim and higher sales volumes of alcohol and DDGS. The preceding quarter’s sales volumes were lower as a result of reduced production resulting from unplanned plant maintenance.

Other - Segment profit was $1.9 million in the second quarter compared with a segment loss of $1.8 million in the preceding quarter. The segment profit in the second quarter was primarily due to higher activity levels for emergency and crisis services.
Corporate and Eliminations - Administrative and general expenses were $1.0 million higher in the second quarter primarily due to higher legal and professional fees.
Debt Extinguishment Losses - Certain subsidiaries of the Company that operate its fleet of U.S.-flag product tankers (collectively "SEA-Vista," in which the Company has a 51% controlling interest) redeemed their Title XI bonds in the second quarter for $99.9 million and recorded a $29.0 million loss on extinguishment of debt for the then unamortized debt discount, the make whole premium paid and certain other redemption costs. As a consequence of redeeming the bonds prior to their scheduled maturity, SEA-Vista was required to pay a make whole premium in the amount of $20.5 million. The redemption of the bonds released the liens on vessels supporting the Title XI financing and facilitated the issuance of SEA-Vista's $300 million secured credit facility with a syndicate of lenders at a lower effective borrowing rate to fund its working capital needs, meet its capital commitments for the three U.S.-flag product tankers (referred to below under "Capital Commitments"), and fund future growth opportunities. The redemption of the Title XI bonds was funded with advances from SEA-Vista's $300.0 million secured credit facility, its restricted cash and its Title XI reserve funds.
In addition, the Company purchased $14.0 million in principal amount of its 7.375% Senior Notes for $14.4 million in the second quarter resulting in a loss on debt extinguishment of $0.5 million. As of June 30, 2015, the aggregate outstanding principal amount of the Company's 7.375% Senior Notes due 2019 was $219.5 million.
Marketable Securities - Marketable security gains, net of $10.2 million in the second quarter were primarily due to gains on long marketable security positions.
Income Tax Expense - The Company's effective tax rate of negative 1.6% for the second quarter was primarily due to tax benefits not recognized on losses attributable to noncontrolling interests.
Share Repurchases - During the quarter ended June 30, 2015, the Company purchased 250,873 shares of its common stock for an aggregate purchase price of $17.6 million, or $70.30 per share. Subsequent to June 30, 2015, the Company purchased 107,018 shares of it common stock for an aggregate purchase price of $6.9 million, or $64.45 per share.
Capital Commitments - As of June 30, 2015, the Company's unfunded capital commitments were $432.8 million and included: $142.3 million for 17 offshore support vessels; $1.7 million for two 30,000 barrel inland river liquid tank barges; $6.9 million for eight 10,000 barrel inland river liquid tank barges; $6.8 million for three inland river towboats; $190.3 million for three U.S.-flag product tankers; $41.9 million for one U.S.-flag articulated tug-barge; $20.5 million for two U.S.-flag harbor tugs; and $22.4 million for other equipment and improvements. These commitments are payable as follows: $135.9 million is payable during the remainder of 2015 (including $64.8 million for the construction of SEA-Vista's three U.S.-flag product tankers and one U.S.-flag articulated tug-barge); $233.2 million is payable during 2016 (including $146.9 million for the construction of SEA-Vista's three U.S.-flag product tankers and one U.S.-flag articulated tug-barge); $38.8 million is payable during 2017 (including $20.5 million for the construction of SEA-Vista's three U.S.-flag product tankers); $19.0 million is payable during 2018; and $5.9 million is payable during 2019. Of these commitments, approximately $6.8 million may be terminated without further liability other than the payment of liquidated damages of $0.7 million. This release includes a table detailing expected delivery by vessel class.
Liquidity and Debt - As of June 30, 2015, the Company’s balances of cash, cash equivalents, marketable securities and construction reserve funds totaled $738.4 million and its total outstanding long-term debt was $924.6 million. In addition, the Company had $165.0 million of borrowing capacity under Sea-Vista's $300 million secured credit facility.
* * * * *
SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums (the “Moratoriums”), weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels and Moratoriums, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services, Inland River Services, Shipping Services and Illinois Corn Processing on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company's Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services' operations, the effect of the spread between the input costs of corn and natural gas compared with the price of alcohol and distillers grains on Illinois Corn Processing's operations, adequacy of insurance coverage, the potential for a material weakness in the Company's internal controls over financial reporting and the Company's ability to remediate such potential material weakness, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company's control as well as those discussed in Item 1A (Risk Factors) of the Company's Annual report on Form 10-K. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any).

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating Revenues	$281,609	$328,224	$542,253	$638,241
Costs and Expenses:
Operating	207,743	231,906	406,891	450,882
Administrative and general	38,674	34,686	77,561	72,763
Depreciation and amortization	32,079	33,220	63,509	66,612
	278,496	299,812	547,961	590,257
Gains (Losses) on Asset Dispositions and Impairments, Net	4,386	4,295	(460)	8,973
Operating Income (Loss)	7,499	32,707	(6,168)	56,957
Other Income (Expense):
Interest income	4,474	6,030	9,053	10,073
Interest expense	(10,391)	(10,458)	(20,903)	(21,861)
Debt extinguishment losses	(29,536)	—	(29,536)	—
Marketable security gains, net	10,249	731	1,128	5,801
Derivative gains (losses), net	1,426	94	(1,570)	(143)
Foreign currency gains, net	2,436	1,720	443	1,521
Other, net	4,433	10,213	4,389	6,558
	(16,909)	8,330	(36,996)	1,949
Income (Loss) Before Income Tax Expense (Benefit) and Equity in Earnings (Losses) of 50% or Less Owned Companies	(9,410)	41,037	(43,164)	58,906
Income Tax Expense (Benefit)	155	13,000	(11,799)	19,375
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(9,565)	28,037	(31,365)	39,531
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	1,064	(512)	4,963	1,709
Net Income (Loss)	(8,501)	27,525	(26,402)	41,240
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	(9,188)	6,458	(7,520)	8,664
Net Income (Loss) attributable to SEACOR Holdings Inc.	$687	$21,067	$(18,882)	$32,576

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.04	$1.05	$(1.06)	$1.62

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.04	$0.98	$(1.06)	$1.58

Weighted Average Common Shares Outstanding:
Basic	17,780,759	19,989,402	17,779,250	20,049,056
Diluted	18,082,464	24,584,494	17,779,250	24,665,869

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014
Operating Revenues	$281,609	$260,644	$342,217	$338,936	$328,224
Costs and Expenses:
Operating	207,743	199,148	220,814	237,676	231,906
Administrative and general	38,674	38,887	45,520	46,655	34,686
Depreciation and amortization	32,079	31,430	31,603	33,604	33,220
	278,496	269,465	297,937	317,935	299,812
Gains (Losses) on Asset Dispositions and Impairments, Net	4,386	(4,846)	13,136	29,869	4,295
Operating Income (Loss)	7,499	(13,667)	57,416	50,870	32,707
Other Income (Expense):
Interest income	4,474	4,579	5,126	4,463	6,030
Interest expense	(10,391)	(10,512)	(10,647)	(11,124)	(10,458)
Debt extinguishment losses	(29,536)	—	—	—	—
Marketable security gains (losses), net	10,249	(9,121)	13,266	9,693	731
Derivative gains (losses), net	1,426	(2,996)	(1,221)	(2,538)	94
Foreign currency gains (losses), net	2,436	(1,993)	(4,797)	(3,059)	1,720
Other, net	4,433	(44)	(3,230)	111	10,213
	(16,909)	(20,087)	(1,503)	(2,454)	8,330
Income (Loss) Before Income Tax Expense (Benefit) and Equity In Earnings (Losses) of 50% or Less Owned Companies	(9,410)	(33,754)	55,913	48,416	41,037
Income Tax Expense (Benefit)	155	(11,954)	20,212	15,610	13,000
Income (Loss) Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(9,565)	(21,800)	35,701	32,806	28,037
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	1,064	3,899	13,628	972	(512)
Net Income (Loss)	(8,501)	(17,901)	49,329	33,778	27,525
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	(9,188)	1,668	9,236	6,315	6,458
Net Income (Loss) attributable to SEACOR Holdings Inc.	$687	$(19,569)	$40,093	$27,463	$21,067

Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.04	$(1.10)	$2.22	$1.43	$1.05

Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.	$0.04	$(1.10)	$1.85	$1.28	$0.98

Weighted Average Common Shares of Outstanding:
Basic	17,781	17,778	18,074	19,196	19,989
Diluted	18,082	17,778	24,503	25,628	24,584
Common Shares Outstanding at Period End	18,012	18,241	18,140	19,044	20,144

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014
Offshore Marine Services
Operating Revenues	$96,715	$93,456	$127,518	$135,178	$138,247
Costs and Expenses:
Operating	72,173	74,355	86,558	90,736	93,755
Administrative and general	12,655	13,559	15,253	14,514	13,426
Depreciation and amortization	15,692	15,366	15,594	16,269	16,448
	100,520	103,280	117,405	121,519	123,629
Gains (Losses) on Asset Dispositions and Impairments, Net	3,455	(6,649)	12,062	3,219	3,526
Operating Income (Loss)	(350)	(16,473)	22,175	16,878	18,144
Other Income (Expense):
Derivative gains (losses), net	4	(9)	(7)	(33)	(70)
Foreign currency gains (losses), net	1,907	(17)	(934)	(1,870)	1,322
Other, net	43	(146)	(68)	—	14,739
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	2,826	2,975	3,054	2,529	2,244
Segment Profit (Loss)(1)	$4,430	$(13,670)	$24,220	$17,504	$36,379

OIBDA(2)	$15,342	$(1,107)	$37,769	$33,147	$34,592
Drydocking expenditures (included in operating costs and expenses)	$5,932	$6,881	$9,052	$7,606	$10,887
Out-of-service days for drydockings	315	294	326	357	575

Inland River Services
Operating Revenues	$61,150	$56,607	$79,252	$59,932	$56,007
Costs and Expenses:
Operating	48,556	41,513	46,250	43,947	45,047
Administrative and general	3,765	3,884	4,245	3,520	3,835
Depreciation and amortization	7,362	6,889	6,660	7,841	7,564
	59,683	52,286	57,155	55,308	56,446
Gains on Asset Dispositions	1,166	1,803	1,565	26,429	810
Operating Income	2,633	6,124	23,662	31,053	371
Other Income (Expense):
Derivative gains, net	177	82	—	—	—
Foreign currency gains (losses), net	208	(1,121)	(3,032)	(450)	474
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(3,717)	(274)	10,515	(95)	(3,335)
Segment Profit (Loss)(1)	$(699)	$4,811	$31,145	$30,508	$(2,490)

OIBDA(2)	$9,995	$13,013	$30,322	$38,894	$7,935

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014
Shipping Services
Operating Revenues	$55,674	$51,407	$56,681	$51,659	$53,575
Costs and Expenses:
Operating	36,124	37,131	28,688	29,068	28,018
Administrative and general	6,676	6,289	7,318	5,883	5,421
Depreciation and amortization	6,611	6,735	6,821	6,730	7,115
	49,411	50,155	42,827	41,681	40,554
Gains (Losses) on Asset Dispositions	—	—	202	(2)	(41)
Operating Income	6,263	1,252	14,056	9,976	12,980
Other Income (Expense):
Foreign currency gains (losses), net	9	(12)	(4)	(27)	1
Other, net	187	29	22	123	158
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	2,363	1,141	(790)	(2,188)	1,564
Segment Profit(1)	$8,822	$2,410	$13,284	$7,884	$14,703

OIBDA(2)	$12,874	$7,987	$20,877	$16,706	$20,095
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$7,171	$8,083	$—	$—	$—
Out-of-service days for drydockings of U.S.-flag product tankers	38	71	—	—	—

Illinois Corn Processing
Operating Revenues	$48,371	$39,598	$51,026	$53,813	$72,798
Costs and Expenses:
Operating	40,588	33,118	39,685	44,461	56,429
Administrative and general	509	562	609	463	594
Depreciation and amortization	979	980	1,064	1,055	1,010
	42,076	34,660	41,358	45,979	58,033
Operating Income	6,295	4,938	9,668	7,834	14,765
Other Income (Expense):
Derivative gains (losses), net	50	(828)	(302)	(2,674)	(1,519)
Other, net	4,112	—	167	—	300
Segment Profit(1)	$10,457	$4,110	$9,533	$5,160	$13,546

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014
Other
Operating Revenues	$20,337	$20,452	$29,283	$39,024	$8,437
Costs and Expenses:
Operating	11,103	13,830	21,145	30,099	9,464
Administrative and general	6,617	7,136	9,948	8,629	3,449
Depreciation and amortization	489	500	513	649	82
	18,209	21,466	31,606	39,377	12,995
Losses on Asset Dispositions and Impairments, Net	(235)	—	(668)	—	—
Operating Income (Loss)	1,893	(1,014)	(2,991)	(353)	(4,558)
Other Income (Expense):
Derivative gains (losses), net	304	(776)	(702)	205	1,500
Foreign currency gains (losses), net	36	(40)	(96)	(121)	53
Other, net	40	8	(3,357)	42	(5,013)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(408)	57	849	726	(985)
Segment Profit (Loss)(1)	$1,865	$(1,765)	$(6,297)	$499	$(9,003)

Corporate and Eliminations
Operating Revenues	$(638)	$(876)	$(1,543)	$(670)	$(840)
Costs and Expenses:
Operating	(801)	(799)	(1,512)	(635)	(807)
Administrative and general	8,452	7,457	8,147	13,646	7,961
Depreciation and amortization	946	960	951	1,060	1,001
	8,597	7,618	7,586	14,071	8,155
Gains (Losses) on Asset Dispositions	—	—	(25)	223	—
Operating Loss	$(9,235)	$(8,494)	$(9,154)	$(14,518)	$(8,995)
Other Income (Expense):
Derivative gains (losses), net	$891	$(1,465)	$(210)	$(36)	$183
Foreign currency gains (losses), net	276	(803)	(731)	(591)	(130)
Other, net	51	65	6	(54)	29
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission.  The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company's measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of its ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$433,827	$448,011	$434,183	$449,632	$453,415
Restricted cash	—	16,896	16,435	13,656	14,346
Marketable securities	29,411	39,002	58,004	43,286	33,275
Receivables:
Trade, net of allowance for doubtful accounts	181,733	186,583	225,242	215,191	198,768
Other	48,627	39,805	67,745	57,621	50,571
Inventories	19,736	23,156	22,783	20,896	20,207
Deferred income taxes	—	—	—	116	116
Prepaid expenses and other	11,411	8,814	9,011	11,431	12,837
Total current assets	724,745	762,267	833,403	811,829	783,535
Property and Equipment:
Historical cost	2,100,309	2,083,035	2,086,957	2,166,509	2,216,627
Accumulated depreciation	(954,931)	(918,769)	(902,284)	(889,993)	(888,442)
	1,145,378	1,164,266	1,184,673	1,276,516	1,328,185
Construction in progress	399,033	339,390	318,000	284,362	297,523
Net property and equipment	1,544,411	1,503,656	1,502,673	1,560,878	1,625,708
Investments, at Equity, and Advances to 50% or Less Owned Companies	482,302	483,748	484,157	444,826	484,164
Construction Reserve Funds & Title XI Reserve Funds	275,131	288,529	278,022	321,278	324,856
Goodwill	62,686	62,688	62,759	62,904	18,012
Intangible Assets, Net	30,742	31,955	32,727	34,306	10,754
Other Assets	57,463	47,169	51,292	55,049	48,964
	$3,177,480	$3,180,012	$3,245,033	$3,291,070	$3,295,993

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$35,270	$44,953	$48,499	$50,785	$43,557
Accounts payable and accrued expenses	68,832	72,738	103,760	90,704	87,235
Other current liabilities	118,330	138,460	119,694	139,999	119,501
Total current liabilities	222,432	256,151	271,953	281,488	250,293
Long-Term Debt	889,323	834,686	834,383	831,163	830,303
Deferred Income Taxes	420,531	413,450	432,546	459,039	456,403
Deferred Gains and Other Liabilities	172,018	178,293	188,664	185,950	175,229
Total liabilities	1,704,304	1,682,580	1,727,546	1,757,640	1,712,228
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	377	377	375	375	375
Additional paid-in capital	1,499,904	1,495,261	1,490,698	1,485,342	1,479,942
Retained earnings	1,176,520	1,175,833	1,195,402	1,155,309	1,127,846
Shares held in treasury, at cost	(1,305,104)	(1,287,460)	(1,283,476)	(1,213,267)	(1,126,322)
Accumulated other comprehensive income (loss), net of tax	(3,172)	(5,837)	(3,505)	(1,891)	225
	1,368,525	1,378,174	1,399,494	1,425,868	1,482,066
Noncontrolling interests in subsidiaries	104,651	119,258	117,993	107,562	101,699
Total equity	1,473,176	1,497,432	1,517,487	1,533,430	1,583,765
	$3,177,480	$3,180,012	$3,245,033	$3,291,070	$3,295,993

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014
Offshore Marine Services
Anchor handling towing supply	18	18	18	18	18
Fast support	33	34	35	38	38
Mini-supply	7	7	7	7	7
Standby safety	25	25	25	25	25
Supply	26	27	25	27	27
Towing supply	3	3	3	3	3
Specialty	9	9	9	9	9
Liftboats	15	15	15	15	15
Wind farm utility	37	37	36	35	35
	173	175	173	177	177

Inland River Services
Dry-cargo barges	1,435	1,439	1,455	1,456	1,463
Liquid tank barges:
10,000 barrel	50	50	49	45	45
30,000 barrel	29	29	29	29	29
Deck barges	—	—	20	20	20
Towboats:
4,000 hp - 6,250 hp	17	17	17	16	16
3,300 hp - 3,900 hp	—	—	—	1	1
Less than 3,200 hp	16	15	14	15	15
	1,547	1,550	1,584	1,582	1,589

Shipping Services (1)
Petroleum and Gas Transportation:
Product tankers - U.S.-flag	8	8	7	7	7
Very large gas carriers - Foreign-flag	9	6	5	5	3
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	24	24	24	24	24
Harbor tugs - Foreign-flag	4	4	4	4	4
Offshore tug - U.S.-flag	1	1	1	—	—
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Liner and Short-sea Transportation:
RORO/deck barges - U.S.-flag	7	7	7	7	7
Short-sea container/RORO - Foreign-flag	7	7	7	8	7
Other:
Dry bulk articulated tug-barge - U.S.-flag	1	1	1	1	1
	66	63	61	61	58
______________________

(1)
For each of the periods presented ending in 2014, the Company provided technical management services for two additional vessels. For each of the periods presented in 2015, the Company provided technical management services for one additional vessel.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES (unaudited)

	2015		2016				2017				2018				2019
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Total
Offshore Marine Services
Fast support	2	—	1	—	2	—	1	—	—	—	—	1	—	—	—	7
Supply	—	—	—	1	1	—	—	—	—	—	1	—	—	—	1	4
Liftboats(1)	—	—	—	2	—	—	—	—	—	—	—	—	—	—	—	2
Wind farm utility	3	—	1	—	—	—	—	—	—	—	—	—	—	—	—	4

Inland River Services
Liquid tank barges - 10,000 barrel	8	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8
Liquid tank barges - 30,000 barrel	—	1	1	—	—	—	—	—	—	—	—	—	—	—	—	2
Towboats:
3,300 hp - 3,900 hp	—	—	1	—	—	—	—	—	—	—	—	—	—	—	—	1
Less than 3,200 hp	1	1	—	—	—	—	—	—	—	—	—	—	—	—	—	2

Shipping Services
Product tankers - U.S.-flag	—	—	—	1	—	1	1	—	—	—	—	—	—	—	—	3
Articulated tug-barge - U.S.-flag	—	—	—	—	1	—	—	—	—	—	—	—	—	—	—	1
Harbor tugs - U.S.-flag	—	—	—	—	—	1	1	—	—	—	—	—	—	—	—	2
______________________

(1)	To be delivered to a 50% or less owned company.

SEACOR HOLDINGS INC. OFFSHORE MARINE SERVICES TIME CHARTER OPERATING DATA (unaudited)

	Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014
Rates Per Day Worked:
Anchor handling towing supply	$28,463	$22,792	$26,544	$26,175	$25,796
Fast support	9,795	9,426	9,620	9,542	9,222
Mini-supply	5,861	5,778	6,355	6,550	6,627
Standby safety	10,303	10,147	10,556	11,091	10,932
Supply	15,112	17,047	18,712	18,355	16,948
Towing supply	8,579	8,728	7,918	9,223	9,339
Specialty	20,749	14,537	32,027	38,716	26,860
Liftboats	20,675	21,951	23,038	23,933	23,017
Overall Average Rates Per Day Worked (excluding wind farm utility)	13,955	13,178	15,520	15,863	15,470
Wind farm utility	2,414	2,584	2,732	2,688	2,553
Overall Average Rates Per Day Worked	9,993	10,057	11,874	12,239	12,259

Utilization:
Anchor handling towing supply	57%	68%	85%	76%	83%
Fast support	67%	80%	73%	71%	75%
Mini-supply	100%	85%	94%	100%	81%
Standby safety	84%	83%	84%	89%	88%
Supply	44%	67%	74%	75%	82%
Towing supply	99%	95%	62%	70%	74%
Specialty	45%	27%	48%	54%	52%
Liftboats	42%	28%	55%	66%	80%
Overall Fleet Utilization (excluding wind farm utility)	65%	68%	75%	77%	80%
Wind farm utility	96%	84%	93%	97%	91%
Overall Fleet Utilization	73%	72%	79%	81%	83%

Available Days:
Anchor handling towing supply	1,365	1,350	1,380	1,541	1,547
Fast support	2,086	2,129	2,420	2,488	2,533
Mini-supply	364	360	368	413	479
Standby safety	2,184	2,160	2,208	2,208	2,184
Supply	953	1,022	1,169	1,298	1,407
Towing supply	182	180	184	184	182
Specialty	273	270	276	276	273
Liftboats	1,365	1,350	1,380	1,380	1,365
Overall Fleet Available Days (excluding wind farm utility)	8,772	8,821	9,385	9,788	9,970
Wind farm utility	3,094	2,997	3,022	2,944	2,912
Overall Fleet Available Days	11,866	11,818	12,407	12,732	12,882